Exhibit 3.1

Certificate of Amendment of
Certificate of Designations of
Series G Convertible Preferred Stock of
MyMD PHARMACEUTICALS, INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

This Certificate of Amendment to the Certificate of Designations of Series G Convertible Preferred Stock (the “Amendment”) is dated as of June [  ], 2024.

WHEREAS, the board of directors (the “Board”) of MyMD Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to the authority granted to it by the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 8,950 authorized shares of preferred stock, classified as Series G Convertible Preferred Stock (the “Preferred Stock”) and the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on May 21, 2024 evidencing such terms;

WHEREAS, pursuant to Section 31(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of at least a majority of the outstanding Preferred Stock (the “Required Holders”), voting separately as a single class, and with such stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on June 17, 2024, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Company and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1. Section 1 of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

1.	Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series G Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be twelve million eight hundred twenty-six thousand two hundred seventy-three (12,826,273). Each Preferred Share shall have a par value equal to $0.001 per share. Capitalized terms not defined herein shall have the meaning as set forth in Section 33 below.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer this [  ]th day of June, 2024.

MyMD PHARMACEUTICALS, INC.

By:
Name:
Title: